Exhibit 99.1

1200 RIVERPLACE BOULEVARD • JACKSONVILLE, FL 32207-1809 • (904) 346-1500

August 17, 2006	For more information:
Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART, INC. REPORTS 2Q AND FIRST HALF 2006 FINANCIAL RESULTS

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced financial results for its second quarter and first half ended July 29, 2006.

For the second quarter of 2006, the Company earned $8.3 million or $0.19 per diluted share as compared to net income of $11.6 million or $0.26 per diluted share in the second quarter of 2005. Net sales for the second quarter of 2006 were $336.3 million, down 0.2 percent from the $337.1 million in sales for the same period last year. Comparable store sales decreased 0.8 percent from the second quarter of 2005 to the second quarter of 2006. Gross profit decreased to $94.0 million or 28.0 percent of net sales in the second quarter of 2006 compared to $96.3 million or 28.6 percent of net sales in the same period of 2005. Gross profit was negatively impacted by increased markdowns and occupancy costs, somewhat offset by improved mark-up. Selling, general and administrative (SG&A) expenses were $84.8 million or 25.2 percent of net sales as compared to $81.5 million or 24.2 percent of net sales during the prior year’s second quarter. The SG&A rate was higher due to a lack of leverage on decreased sales and reflected an increase in depreciation, store-closing costs and equity-based compensation.

For the first half of 2006, the Company earned $15.9 million or $0.36 per diluted share as compared to net income of $28.4 million or $0.64 per diluted share in the first half of 2005. Net sales for the first six months were $701.1 million, down 2.3 percent from the $717.7 million in sales for the same period last year. Comparable store sales decreased 3.1 percent from the first half of 2005 to the first half of 2006. Gross profit decreased to $191.6 million or 27.3 percent of net sales in the first six months of 2006 compared to $208.0 million or 29.0 percent of net sales in the same period of 2005. Gross profit was negatively impacted by increased markdowns and occupancy costs, somewhat offset by improved mark-up. Selling, general and administrative (SG&A) expenses were $175.3 million or 25.0 percent of net sales as compared to $170.5 million or 23.8 percent of net sales during the prior year’s first half. The SG&A rate was higher due to the lack of leverage on decreased sales and reflected an increase in depreciation and equity-based compensation.

“We were disappointed with the results of the second quarter, especially after having positive comparable store sales through May and June,” said Michael D. Fisher, president and chief executive officer of Stein Mart, Inc. “However, an integration problem with the price optimization software impaired our clearance cadence and as a result, we experienced substantial sales and margin deterioration. The price optimization issue has been rectified, and we expect full utilization in the fall.”

Fisher continued, “Our plan was to end June with less spring clearance and more fall transition inventory than last year and we achieved that objective. With the loss of sales momentum in July due to the less compelling clearance offering, we did not achieve our planned rate of sale on the transition merchandise, which further impacted our July sales results. Therefore, we entered the fall season with slightly elevated inventory, but it is more current than last year and we are on track in our spring liquidation cycle.”

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Stein Mart, Inc.

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Updates on Recent Initiatives

The exit of the children’s apparel business continues on track. As of this week, 118 stores across the country are featuring the expanded merchandise categories (e.g. intimate apparel, special sizes, other sportswear classifications) that replaced kids’ clothing. The remaining stores will continue to consolidate their children’s apparel into select stores for final closeout as the third quarter progresses, with all stores cleared of this category and carrying the new items in October.

As of July 29, 2006, 185 stores have acquired the 360 Commerce software and hardware for transaction processing. The planned transition of the remaining stores will be completed in the third quarter.

New initiatives

The Company expects to launch its co-branded credit card in October 2006. The new arrangement will present the Company with new marketing opportunities as well as a rewards program for its credit card holders.

Store Network Update

In the first six months of the year, Stein Mart opened three new stores and closed four under-performing locations, for a mid-year store count of 261 locations as compared to 259 at the same point last year.

This morning, the Company’s first fall location opens in Jacksonville, FL. A total of six stores are planned to open and two to close during the third quarter of 2006 as compared to three openings and no closings during third quarter of 2005. Three additional stores are planned to open in the fourth quarter of 2006, for a total of nine fall season openings. New fall stores include the new markets of Sacramento and Pittsburgh, as well as fill-in locations in Florida, Georgia, North Carolina, South Carolina and Texas. At the end of the year, Stein Mart expects to have opened 12 new stores and closed six for a year-end total of 268 stores.

Four locations previously expected to open in Fall ‘06 will become Spring ’07 stores due to store delivery timing issues. Management now expects to open a total of approximately 20 stores in 2007.

Guidance

Management expects comparable store sales to increase 2-3 percent in the third quarter ending October 28, 2006, which would produce break-even results as compared to earnings per share of $0.03 in the third quarter of 2005. For the fourth quarter of 2006, management expects comparable store sales to increase in the mid-single digit range. If both these premises occur, earnings for the year would be approximately $1.00 per share.

Quarterly Dividend Declared

The Stein Mart board of directors declared a quarterly dividend of $0.0625 per common share payable on September 22, 2006 to stockholders of record at the close of business on September 8, 2006.

Conference Call with Management

Management will discuss this information and answer questions from analysts in a conference call today (August 17, 2006) at 10:30 a.m. ET. The call may be heard on the investor relations portion of Stein Mart’s website at http://ir.steinmart.com, and a recording of the call will remain on the website until the end of the month.

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Stein Mart, Inc.

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About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to New York, Stein Mart’s focused assortment of merchandise features moderate to better brand-name apparel for women and men, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	changing preferences in apparel

•	changes in consumer spending due to current events and/or general economic conditions

•	availability of new store sites at acceptable lease terms

•	unanticipated weather conditions and unseasonable weather

•	the effectiveness of advertising, marketing and promotional strategies

•	on-going competition from other retailers

•	adequate sources of merchandise at acceptable prices

•	the Company’s ability to attract and retain qualified employees to support planned growth

•	ability to successfully implement strategies to exit or improve under-performing stores

•	disruption of the Company’s distribution system

•	acts of terrorism

and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

SMRT-F

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands)

	July 29, 2006	January 28, 2006	July 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$21,559	$20,200	$18,916
Short-term investments	5,000	104,935	76,000
Trade and other receivables	11,303	11,121	7,912
Inventories	266,543	265,788	263,122
Prepaid taxes	5,201	—	4,185
Prepaid expenses and other current assets	13,901	13,672	16,178

Total current assets	323,507	415,716	386,313
Property and equipment, net	104,795	87,106	77,975
Other assets	18,624	17,023	14,725

Total assets	$446,926	$519,845	$479,013

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$84,864	$88,408	$72,862
Accrued liabilities	70,136	80,337	72,872
Income taxes payable	—	5,453	—

Total current liabilities	155,000	174,198	145,734
Other liabilities	21,922	21,908	21,761

Total liabilities	176,922	196,106	167,495
COMMITMENTS AND CONTINGENCIES
Stockholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 43,676,810; 43,516,372 and 43,658,910 shares issued and outstanding, respectively	437	435	437
Additional paid-in capital	25,638	21,967	25,782
Unearned compensation	(6,141)	(3,704)	(2,760)
Retained earnings	250,070	305,041	288,059

Total stockholders’ equity	270,004	323,739	311,518

Total liabilities and stockholders’ equity	$446,926	$519,845	$479,013

Stein Mart, Inc.

Consolidated Statements of Income

(Unaudited)

(In thousands except per share amounts)

	13 Weeks Ended July 29, 2006	13 Weeks Ended July 30, 2005	26 Weeks Ended July 29, 2006	26 Weeks Ended July 30, 2005
Net sales	$336,304	$337,065	$701,135	$717,719
Cost of merchandise sold	242,298	240,809	509,543	509,768

Gross profit	94,006	96,256	191,592	207,951
Selling, general and administrative expenses	84,790	81,507	175,326	170,475
Other income, net	3,441	3,591	7,594	7,557

Income from operations	12,657	18,340	23,860	45,033
Interest income, net	233	433	1,124	827

Income before income taxes	12,890	18,773	24,984	45,860
Provision for income taxes	4,578	7,134	9,113	17,427

Net income	$8,312	$11,639	$15,871	$28,433

Net income per share:
Basic	$0.19	$0.27	$0.37	$0.66

Diluted	$0.19	$0.26	$0.36	$0.64

Weighted-average shares outstanding:
Basic	43,245	43,299	43,236	43,102

Diluted	43,985	44,465	44,029	44,334

Stein Mart, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	26 Weeks Ended July 29, 2006	26 Weeks Ended July 30, 2005
Cash flows from operating activities:
Net income	$15,871	$28,433
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,248	9,741
Impairment of property and other assets	—	195
Store closing charges	1,190	481
Deferred income taxes	(818)	1,353
Share-based compensation	2,188	307
Changes in assets and liabilities:
Trade and other receivables	(182)	3,468
Inventories	(755)	14,042
Prepaid taxes	(5,201)	(4,185)
Prepaid expenses and other current assets	(229)	(3,253)
Other assets	(2,486)	(686)
Accounts payable	(3,544)	(26,301)
Accrued liabilities	(11,079)	(7,390)
Income taxes payable	(5,453)	(5,089)
Other liabilities	(526)	657

Net cash provided by operating activities	1,224	11,773

Cash flows from investing activities:
Capital expenditures	(28,006)	(15,850)
Purchases of short-term investments	(580,925)	(945,400)
Sales of short-term investments	680,860	941,875

Net cash provided by (used in) investing activities	71,929	(19,375)

Cash flows from financing activities:
Cash dividends paid	(70,842)	(2,718)
Excess tax benefits from share-based compensation	425	3,499
Proceeds from exercise of stock options	1,675	11,563
Proceeds from employee stock purchase plan	581	499
Repurchase of common stock	(3,633)	(6,575)

Net cash (used in) provided by financing activities	(71,794)	6,268

Net increase (decrease) in cash and cash equivalents	1,359	(1,334)
Cash and cash equivalents at beginning of year	20,200	20,250

Cash and cash equivalents at end of year	$21,559	$18,916

Supplemental disclosures of cash flow information:
Income taxes paid	$20,230	$21,974